Exhibit 10.2
December 19, 2023
Eric C. Salzman

Re: Movella, Inc. Offer for Employment
Dear Eric:
On behalf of the Board of Directors (the “Board”) of Movella, Inc., a Delaware corporation (the “Company”), I am very pleased to offer you employment as Interim Chief Executive Officer of the Company. The terms of the offer to you are as follows:

1.    Position. Beginning on January 1, 2024, you will commence full-time employment as the Interim Chief Executive Officer of the Company, working remotely and traveling as deemed necessary by you to fulfill your employment duties. As Interim Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”) and will have responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. You will continue to serve on the Board while you hold the Interim Chief Executive Officer position. The Company will inform you by June 1, 2024, if it seeks to continue your at-will employment beyond June 30, 2024.

2.     Full Time Employment. While employed by the Company, you will devote your full-time best effort to the Company’s business; provided however, the Company acknowledges and agrees that you are and will continue to be engaged in outside board and consulting activities and you represent that these activities will not interfere with the performance of your duties.

3.     Compensation.

Base Salary. As a full-time, regular, exempt employee, you will initially receive a salary of $480,000 annually (“Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings.

Six Month Bonus. You will be eligible for a target bonus of up to $60,000 for each full six months of employment based on achievement of the goals as established by the Company’s Board of Directors in its sole discretion (“Six-Month Bonus"). The Six-Month Bonus, if any, will be determined and paid to you within 30 days of the end of each six-month employment period.

The Company agrees that after six months of employment, if your employment is continuing at that time, it will evaluate your compensation, including your Base Salary, target bonus, and an equity grant or similar performance-based compensation structure typical for this type of role. The Company agrees to negotiate in good faith any modifications to your Agreement.

Expenses. You will be reimbursed for all documented reasonable and necessary business expenses incurred in the performance of your duties in a timely manner.

4.     Change in Control Bonus. If the Company is subject to a Change in Control at any time during your first six months of employment, you will be paid a one-time bonus of $300,000. For the purposes of this agreement, a "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger hold more than fifty percent (50%) of the voting power of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, on the date of this Agreement, does not own five percent (5%) or more of the Company's outstanding Common Stock on a fully-diluted basis (a "5% Owner") and is not controlling, controlled by or under common control with any such 5% Owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company. Notwithstanding the foregoing, no transaction with Francisco Partners, FP Credit Partners II AIV, L.P. or any of their affiliates, any lender to the Company or any affiliates of the Company will be considered a Change of Control.

5.     Benefits. You will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including paid time off and holidays, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

6.     Confidentiality. As an employee of the Company, you will have access to certain confidential information belonging to the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign, complete, return and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit A (the “Employee Invention Assignment and Confidentiality Agreement”) as a condition of your employment. You represent that your signing of this letter agreement and the Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers, or between yourself and any other parties. As an employee of the Company, you will be expected to abide by Company rules and regulations.

7.     At-Will Employment. Your employment with the Company will be on an at-will basis, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. The at-will nature of your employment may only be changed in an express written agreement signed by both you and the Chair of the Board.

8.     Termination. Should you be Involuntary Terminated by the Company within the first six months of this Agreement, and provided that you sign a general release of claims in a form satisfactory the Company, you will be paid the remaining Base Salary for the first six-month period plus 100% of the first Six-Month Bonus in a lump sum within 60 days of the termination. If, no later than June 1, 2024, the Company requests your continued employment and you agree to such continued employment should you be Involuntary Terminated by the Company during the second six months of this Agreement, and provided that you sign a general release of claims in a form satisfactory the Company, you will be paid the remaining Base Salary for the second six-months as well as 100% of the second Six-Month Bonus in a lump sum within 60 days of the termination “Involuntarily

Terminated” means your involuntary discharge by the Company for reasons other than “Cause” (as defined below) or by you for “Good Reason” (as defined below.

For this purpose, “Cause” means (1) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure cause material harm to the Company, (2) your material breach of any agreement between you and the Company, (3) your material failure to comply with the Company’s written policies or rules, (4) your commission of an act of fraud or misappropriation of property belonging to the Company or its affiliates, or your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (5) your gross negligence or willful misconduct in connection with the performance of your duties, (6) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company, (7) your bringing an/or use of confidential or proprietary material from any former employer, or (8) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.”

For this purpose, “Good Reason” means (i) a significant reduction of Executive’s duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company of Executive’s base salary, as in effect immediately prior to such reduction, unless such reduction in salary is part of a salary reduction imposed on all Company executives in equal proportion.

9.     Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States, or your employment relationship with the Company will be terminated. This requirement applies to U.S. citizens and non-U.S. citizens alike.

10.     Mutual Arbitration Agreement and Equitable Relief. In consideration of your employment with the company, the company’s promise to arbitrate all employment-related disputes, and your receipt of the compensation, any pay raises, and other benefits paid to you by the company, at present and in the future, you and the company both agree any and all controversies, claims, or disputes between you and anyone (including the company and any employee, officer, director, shareholder, or benefit plan of the company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the company or the termination of your employment with the company, including any breach of this agreement, shall be subject to final and binding confidential arbitration. The federal arbitration act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the act. EXCEPT AS PROHIBITED BY LAW, I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR EMPLOYMENT AND HOUSING ACT, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. You further understand this agreement to arbitrate also applies to any disputes the company may have with me.

Procedure. The parties agree any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS Rules”). The parties agree the arbitrator shall have the power to compel adequate discovery for the resolution of all claims and decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. The parties further agree (a) the arbitrator shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award, (b) the arbitrator shall have the power to award any remedies available under applicable law, and (c) the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS, except that you shall pay any filing fees associated with any arbitration I initiate, but only so much of the filing fee as you would have instead paid had you filed a complaint in a court of law. The arbitrator shall administer and conduct any arbitration in accordance with applicable state or federal law. To the extent the jams rules conflict with the Federal Arbitration Act or California law, to the greatest extent permissible, this agreement shall be enforced and interpreted pursuant to the Federal Arbitration Acts and otherwise enforced and interpreted in accordance with the laws of the state of New York. The parties agree any arbitration under this agreement shall be conducted at the JAMS’ office closest to the location from which you provided services during my employment with the Company.

Remedy. The parties agree that arbitration shall be the sole, exclusive, and final remedy for any dispute between them. Accordingly, except as provided herein, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration hereunder. Notwithstanding the foregoing, nothing in this agreement shall prevent either me or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Administrative Relief. You understand this agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency authorized to enforce or administer laws related to employment, including, but not limited to, the department of fair employment and housing, the equal employment opportunity commission, the National Labor Relations Board, or the Workers’ Compensation Board. This agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

Voluntary Nature of Agreement. You acknowledge and agree you are executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. You acknowledge and agree you have carefully read this agreement and you have asked any questions needed for me to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that you are waiving my right to a jury trial. Finally, you agree you have been provided with an opportunity to seek the advice of an attorney of your choice before signing this agreement.

11.     Entire Agreement. This letter agreement, together with the Employee Invention Assignment and Confidentiality Agreement will form the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another officer of the Company.

12.     Acceptance. If you decide to accept our offer, please sign the enclosed copy of this letter agreement in the space indicated and return it to me by email your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any. We look forward to the opportunity to welcome you to the Company.

Very truly yours

/s/ Brent Lang
Brent Lang, Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Eric C. Salzman
Eric C. Salzman
Date: _12/19/2023__________